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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

CORPORATE REALTY INCOME FUND I, L.P.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

	475 Fifth Avenue, New York, New York	10017
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 2.01. Completion of Acquisition or Disposition of Assets.

     On April 2, 2007, Registrant’s wholly-owned subsidiary partnership (the “Subsidiary Partnership”) sold the land, building and other improvements, leases, rents, security deposits, and other rights and property known as 475 Fifth Avenue situated in New York, New York to WBM 475 Fifth Owner LLC, as assignee of 350 Park TMG LLC (“Purchaser”). There is no material relationship, other than in respect of the sale of 475 Fifth Avenue, between Purchaser and Registrant, the Subsidiary Partnership, or any of their affiliates, general partners, officers or directors of such general partners, or any associate of such general partners, officers, or directors.

     The Subsidiary Partnership owned fee title to 475 Fifth Avenue, subject to the lien of a first mortgage loan (the “475 Loan”) with an outstanding principal balance of approximately $30,055,000. 475 Fifth Avenue is a 23-story office building with approximately 19,150 square feet of retail space on the first floor and basement, 234,000 square feet of office space, and 5,300 square feet of basement storage space. As of October 31, 2006, approximately 72.0% of the rentable square footage of office and retail space in the building was leased (including approximately 74.0% of the office space and 47.6% of the retail space), at an average current base rent (without reduction for any free rent periods) of approximately $41.35 per square foot (approximately $35.01 per square foot of office space and $161.89 per square foot of retail space). Following is a schedule of the expirations of such leases as of October 31, 2006. The preceding occupancy and rental rates and the following schedule include approximately 3,550 square feet occupied by Registrant as its principal office at a base rent of $41.75 per square foot.

	Approximate		Avg. Current
Expiration Year	Square Feet	% of Total	Rent/Sq. Ft.
2006	9,962	3.9%	$ 31.19
2007	11,389	4.5%	$ 30.89
2008	58,714	23.2%	$ 30.62
2009	16,341	6.5%	$ 37.79
2010	21,352	8.4%	$ 39.97
2012	2,663	1.1%	$121.10
2013	5,472	2.2%	$ 39.20
2015	7,671	3.0%	$ 39.88
2016	26,565	10.5%	$ 71.18
2017	7,671	3.0%	$ 45.00
2018	14,470	5.7%	$ 36.41

     At the closing of the purchase and sale (the “Closing”), the Subsidiary Partnership prepaid the outstanding principal balance of the 475 Loan, in the approximate amount of $29,857,000. The total payment of approximately $31,670,000 also included interest of approximately $219,000, a prepayment premium of approximately $2,531,000, and a credit of approximately $939,500 on account of a tax escrow and replacement and repair reserves.

     The sale price paid by Purchaser for 475 Fifth Avenue was $160,000,000 (the “Purchase Price”). The Purchase Price was payable in immediately available U.S. funds at the Closing. In addition to the Purchase Price, Purchaser paid to the Subsidiary Partnership $1,000,000 on account of the prepayment amount the Subsidiary Partnership was required to pay to the holder of the 475 Loan.

     At the Closing, Purchaser released the Subsidiary Partnership from and waived all claims and liability which Purchaser may have against the Subsidiary Partnership for any structural, physical and environmental condition of 475 Fifth Avenue including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under 475 Fifth Avenue.

     The Subsidiary Partnership paid sales commissions to third parties aggregating $2,400,000 in connection with the sale of 475 Fifth Avenue to Purchaser. The Subsidiary Partnership also received operating adjustments, net of a $145,000 credit to Purchaser for capital improvements yet to be made, in the approximate amount of $293,000. The Subsidiary Partnership also paid transfer taxes and other customary closing costs aggregating approximately $4,841,000 in connection with the sale of 475 Fifth Avenue. After all costs, expenses, and payments associated with the sale of 475 Fifth Avenue, Registrant received net proceeds aggregating approximately $122,382,000 from the sale of that building.

     The Subsidiary Partnership acquired 475 Fifth Avenue in December 1996 for a purchase price of approximately $27,440,000, inclusive of capitalized costs and related costs. At December 31, 2005, 475 Fifth Avenue had a book value estimated at approximately $30,939,000, net of accumulated depreciation.

     Registrant will distribute the net proceeds from the sale of 475 Fifth Avenue to its partners and unitholders, after paying and reserving for liabilities. This sale is an integral part of Registrant’s plan of dissolution and liquidation. The General Partners estimate that each depositary unit of limited partnership interest will receive a distribution of approximately $42 upon liquidation of Registrant.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.     Purchase and Sale Agreement dated as of November 17, 2006 between 475 Fifth Avenue Limited Partnership and 350 Park TMG LLC, incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated November 17, 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By:	/s/ Robert F. Gossett, Jr.
Name: Robert F. Gossett, Jr.
Title: President

Dated: April 3, 2007